Exhibit 10.8

ATLAS ENERGY GROUP, LLC

2015 LONG-TERM INCENTIVE PLAN

OPTION GRANT AGREEMENT

THIS OPTION GRANT AGREEMENT (this “Agreement”) is made as of [DATE] (the “Date of Grant”) by and between Atlas Energy Group, LLC, a Delaware limited liability company (the “Company”), and [PARTICIPANT] (the “Participant”).

WHEREAS, the Company’s 2015 Long-Term Incentive Plan (the “Plan”) provides for the grant of Options in accordance with the terms and conditions of the Plan;

WHEREAS, the Committee has determined that it would be in the best interest of the Company to grant the Option described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Option.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant an option to purchase [NUMBER] Units, at an exercise price per Unit of $[AMOUNT], subject to the restrictions set forth below and in the Plan (the “Option,” and the Units to be issued upon exercise of the Option, the “Option Units”). The Option is not intended to be an Incentive Stock Option.

2.	Vesting.

Except as otherwise provided in Sections 3(c) and 5, the Option shall become exercisable with respect to the following number of Option Units according to the following vesting schedule, provided the Participant continues to be employed by, or provide service to, the Company or one of its Affiliates (collectively, “Atlas”) on the applicable vesting date (the “Vesting Date”):

Vesting Date	Option Units Vesting
[VESTING SCHEDULE		]

The exercisability of the Option as to the Option Units shall be cumulative, but shall not exceed 100% of the Option Units. If the foregoing schedule would produce fractional Option Units, the number of Option Units that vest shall be rounded down to the nearest whole Option Unit.

3.	Termination of Option.

(a) The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised or terminated earlier in accordance with the terms of this Agreement, shall terminate and become null and void ten years following the Date of Grant (the “Option Expiration Date”).

(b) Upon the Participant’s termination of employment with or service to Atlas (“Termination of Service”) by reason of Disability, (i) the portion of the Option that was not vested and exercisable as of such Termination of Service shall be forfeited without consideration; and (ii) the portion of the Option that was vested and exercisable as of such Termination of Service may be exercised by the Participant during the six-month period following the date of such Termination of Service, but not later than the Option Expiration Date.

(c) Upon the Participant’s Termination of Service by reason of death, the portion of the Option that was not vested and exercisable as of such Termination of Service shall immediately vest in full and become exercisable by the Participant’s legal representative for the one-year period following the date of such Termination of Service, but not later than the Option Expiration Date.

(d) Upon the Participant’s Termination of Service by Atlas for Cause, any unexercised portion of the Option (whether or not then vested and exercisable) shall immediately terminate and become null and void.

(e) Upon the Participant’s Termination of Service other than as provided for in Sections 3(b), 3(c), and 3(d), (i) the portion of the Option that was not vested and exercisable as of such Termination of Service shall be forfeited without consideration; and (ii) the portion of the Option that was vested and exercisable as of such Termination of Service may be exercised by the Participant during the 90-day period following such Termination of Service, but not later than the Option Expiration Date.

(f) A transfer of the Participant’s employment between the Company and any Affiliate, or between any Affiliates, shall not be deemed to be a Termination of Service.

4.	Exercise of Option.

(a) The Participant may exercise the portion of the Option which has become exercisable in accordance with this Agreement by giving the Company or its delegate notice of intent to exercise, according to procedures established by the Company. The notice of exercise shall specify the number of Option Units as to which the Option is to be exercised, the exercise date, and other information required by the Company or its delegate.

(b) Full payment (in U.S. dollars) by the Participant of the exercise price for the Option Units purchased, and the applicable tax withholding amount, to the extent required, shall be made to the Company on or before the exercise date in cash, or, as and to the extent permitted by the Committee, the exercise price may be paid by any of the other methods allowed under Section 6(a)(ii) of the Plan.

(c) As soon as is practicable after the exercise date, the Company shall cause to be delivered to the Participant the Option Units then being purchased (out of theretofore unissued Units or reacquired Units, as the Company may elect) upon full payment for such Option Units. The obligation of the Company to deliver Units shall, however, be subject to the conditions set forth in the Plan (including, without limitation, under Section 6(d) of the Plan).

(d) If the Participant fails to pay for any of the Option Units exercised or fails to accept delivery thereof, the Participant’s right to purchase such Option Units may be terminated by the Company.

(e) Any exercise of the Option may be subject to the Participant’s payment to the Company of income tax withholding and employment taxes, to the extent determined by the Company to be required to be withheld, as described below (“Tax Withholding”). Unless the Committee determines otherwise, the Participant or other person entitled to exercise the Option under this Agreement shall be required to pay to Atlas the amount of any Tax Withholding with respect to the portion of the Option to be exercised. Atlas, in its sole discretion, may also deduct from any compensation or other amounts owing to the Participant, including by payroll deduction or withholding of Option Units, the amount of any applicable Tax Withholding with respect to the exercise of the Option. If the Committee determines that Option Units may be used to satisfy Tax Withholding, such Option Units shall be valued based on their Fair Market Value at the time the Tax Withholding is required to be made; provided, however, that not more than the legally required minimum Tax Withholding amount may be settled by Option Unit withholding. If, upon exercise of all or any portion of the Option, the Participant fails to pay any Tax Withholding in the manner and at the time specified by Atlas or its agent, after receiving written notice from Atlas or its agent, the Company is authorized in its sole discretion to rescind such exercise.

5.	Change in Control.

The provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6.	Grant Subject to Plan Provisions.

This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to the interpretations, regulations, and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification, or listing of the Units, (b) changes in capitalization of the Company, and

(c) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

7.	Restrictive Covenants.

If the Participant is subject to an existing or future employment or services agreement with Atlas (an “Employment Agreement”) that addresses the subject matter of this Section 7, then such Employment Agreement shall supersede this Section 7. If the Participant is not subject to an Employment Agreement, then as a condition of this grant, the Participant agrees as follows:

(a) The Participant agrees, at all times, to hold in strict confidence all Confidential Information (as defined below) and never, during the course of the Participant’s employment with or service to Atlas or thereafter, to make any use of such information except as (and then, only to the extent) required to perform the Participant’s duties. The restrictions of this Section 7(a) shall not apply to information or data that the Participant can establish is or has become known to the public generally through no fault of the Participant or has come into the Participant’s possession lawfully and not through the Participant’s employment or service, as the case may be.

(i) For purposes of this Agreement, “Confidential Information” means all commercially sensitive information and data, in whatever format, originated by, or on behalf of, or within the knowledge or possession of, Atlas, or any independent contractor performing services on behalf of Atlas. Without limiting the foregoing, Confidential Information includes, but is not limited to, information that has been designated as proprietary or confidential; information constituting trade secrets; information that, by the nature of the surrounding circumstances, should be treated as proprietary or confidential; and information or data conceived, discovered, or developed in whole or in part by the Participant while employed by or providing services to Atlas.

(ii) The Participant acknowledges that the Participant’s relationship with Atlas is one of confidence and trust such that the Participant has in the past been, and may in the future be, privy to Confidential Information of Atlas.

(b) The Participant agrees that during the Participant’s employment with or provision of services to Atlas and for a period of 12 months following the Participant’s Termination of Service, regardless of the reason for such termination:

(i) The Participant will not, directly or indirectly, solicit, or attempt to solicit, for employment, with the Participant or with any other person or entity, any employee, consultant, and/or other independent contractor of Atlas, nor will the Participant, directly or indirectly, solicit or induce, or attempt to solicit or induce, any such individual to leave his or her employment with Atlas or to terminate his or her agreement to provide services to Atlas.

(ii) The Participant will not, directly or indirectly, solicit, or attempt to solicit, any lease or other interest in oil and gas or real property benefitting oil and gas operations for the Participant, or for any other person or entity, from any lessor and/or transferor of oil and gas rights (or holder of any right of way) or prospective lessor and/or transferor of such rights of Atlas with which/whom the Participant had contact within the 12 months prior to the Participant’s Termination of Service with Atlas or concerning which the Participant had access to Confidential Information, during and by virtue of the Participant’s employment with or service to Atlas.

(c) The Participant acknowledges and agrees that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of Atlas and that the Company would not have entered into this Agreement in the absence of such restrictions.

(d) The Participant acknowledges and agrees that any breach by the Participant of any of the covenants or agreements contained in this Section 7 will result in irreparable injury to Atlas, for which Atlas may be entitled to any remedy at law or equity, including specific performance of the Participant’s obligations under this Section 7, as well as injunctive relief without the posting of any bond, such as may be granted by a court of competent jurisdiction.

(e) In addition to the foregoing remedies, the Participant agrees that if the Participant breaches any of the covenants or agreements contained in this Section 7:

(i) The Committee may cause any unexercised portion of the Option to be cancelled and forfeited without payment by the Company; and

(ii) The Committee may require that the Participant pay to the Company the amount of any gain realized or payment received as a result of the Option, in such manner and on such terms and conditions (including amount of gain realized or payment received) as may be determined by the Committee, and the Company shall be entitled to set off against the amount of any such gain or payment any amounts owed to the Participant by Atlas. Atlas must exercise the right of recoupment provided in this Section 7(e)(ii) within two years after the Committee’s first having knowledge of Participant’s breach of any of the covenants or agreements contained in this Section 7.

(f) If any provision of this Section 7 or the application hereof is determined by any court of competent jurisdiction to be invalid or unenforceable, the other portions of this Section 7 or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any court of competent jurisdiction determines that any provision of this Section 7 is unenforceable, then the Participant agrees to the reformation of any such covenant or agreement by the court to limits that such court finds to be enforceable.

(g) The provisions of this Section 7 shall survive the termination of this Agreement and termination of the Participant’s Termination of Service.

8.	Adjustment of and Changes in Units of the Company.

The Option shall be subject to adjustment by the Committee in connection with a transaction or event as provided for in Section 4(a) of the Plan.

9.	No Employment or Other Rights.

The grant of the Option hereunder shall not confer upon the Participant any right to be retained by or in the employ or service of Atlas and shall not interfere in any way with the right of Atlas to terminate the Participant’s employment or service at any time. The right of Atlas to terminate at will the Participant’s employment or service pursuant to or in the absence of a contract at any time for any reason is specifically reserved.

10.	No Rights as Unitholder.

Neither the Participant, nor any person entitled to exercise the Option hereunder in the event of the Participant’s death, shall have any of the rights and privileges of a unitholder until the Option Units have been issued upon exercise of the Option.

11.	Assignment and Transfers.

During the Participant’s lifetime, the Option shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Option shall not be transferable except, in the case of death of the Participant, by will or the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option, except as provided for in this Agreement, or in the event of the levy or any attachment, execution, or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant and it shall thereupon become null and void. The rights and protections of Atlas hereunder shall extend to any successors or assigns of Atlas. This Agreement may be assigned to a third party by the Company without the Participant’s consent.

12.	Applicable Policies.

The grant made pursuant to this Agreement shall be subject to any applicable clawback and other policies established by the Board or the Committee from time to time, or as otherwise provided by law.

13.	Governing Law.

The validity, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof, except that Section 7 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14.	Amendment.

This Agreement may be amended by the Board or the Committee at any time, subject to the provisions of Section 7(b) of the Plan. Notwithstanding anything herein to the contrary, to the extent that Participant is subject to an agreement that is inconsistent herewith, such agreement shall prevail as long as it does not violate the Plan.

15.	Notice.

Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Company shall have notified Participant in writing, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of Atlas, or to such other address as the Participant may designate to Atlas. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

16.	Cancellation and Rescission of Option.

(a) Notwithstanding anything in this Agreement to the contrary, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict the exercise of the Option at any time if the Participant (i) is convicted of a felony or a crime of moral turpitude with respect to the Company or its Affiliates; (ii) engages in fraud or embezzlement with respect to the Company or its Affiliates; or (iii) materially breaches the Participant’s obligations under any written noncompetition, nonsolicitation, or confidentiality agreement entered into between the Participant and Atlas, including any of the covenants and agreements in Section 7 of this Agreement (each, a “Rescission Event”).

(b) Upon exercise of an Option, the Committee may require that the Participant certify in a manner acceptable to the Committee that he or she has not engaged in any conduct that constitutes a Rescission Event. In the event that a Participant engages in conduct that constitutes a Rescission Event before, or during the one-year period after, any exercise of the Option, such exercise may be rescinded by the Company within two years after the Participant engages in such conduct. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded Option, in such manner and on such terms and conditions as may be determined by the Committee (including amount of gain realized or payment received), and the Company shall be entitled to set off against the amount of any such gain or payment any amounts owed to the Participant by Atlas.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the Date of Grant.

ATLAS ENERGY GROUP, LLC

By:
Name:
Title:

I hereby accept the award of the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions, interpretations, and determinations of the Committee or Board with respect to the Plan and this Agreement shall be final and binding.

Date	[PARTICIPANT], Participant